Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281034

(To Prospectus dated August 6, 2024)

Up to 187,500,000 Ordinary Shares Representing 37,500,000 American Depositary Shares

SaverOne 2014 Ltd.

This prospectus supplement updates, amends and supplements the prospectus dated August 6, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-281034). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission on October 23, 2024, set forth below.

As set forth in the Report on Form 6-K, SaverOne 2014 Ltd. (the “Company”) is planning to effect a change in the ratio of its American Depositary Shares (“ADSs”) from the current ADS ratio of one (1) ADS representing five (5) ordinary shares (the “Shares”) to one (1) ADS representing ninety (90) ordinary shares. The ADS are listed on the Nasdaq Capital Market under the symbol “SVRE.” The Company is expected to begin trading on the new ADS ratio upon the opening of the market on October 28, 2024.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares are listed on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “SVRE.” The last reported sale price of our ordinary shares on the TASE on October 22, 2024 was NIS 0.133, or $0.0354, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.759 = $1.00). The last reported sale price of our ADSs on October 22, 2024 was $0.1295 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 24, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of October 2024 (Report No. 3)

Commission file number: 001-41387

SaverOne 2014 Ltd.

(Translation of registrant’s name into English)

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

SaverOne 2014 Ltd. (the “Company” or the “Registrant”) is planning to effect a change in the ratio of its American Depositary Shares (“ADSs”) from the current ADS ratio of one (1) ADS representing five (5) ordinary shares (the “Shares”) to one (1) ADS representing ninety (90) ordinary shares. The primary purpose of the change of the ratio is in order to regain compliance with a minimum bid price of $1.00 per share for continued listing on the Nasdaq Capital Market (“Nasdaq”), as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”).

The Company is expected to begin trading on the new ADS ratio upon the opening of the market on October 28, 2024 (the “Effective Date”). The change in the ratio will have the effect of a reverse split on the existing ADSs on the basis of one (1) new ADS for every eighteen (18) old ADSs held by the Company’s holders.

On the Effective Date, the registered holders of the Company’s ADSs that hold ADS in certificated form will be required to surrender their certificated ADSs to BNY Mellon, the depositary bank (the “Depositary”), for cancellation and will receive one (1) new ADS in exchange for every eighteen (18) existing ADSs then-held. Holders of uncertificated ADSs in the direct registration system and The Depository Trust Company will have their ADSs automatically exchanged and do not need to take any action. The exchange of every eighteen (18) then-held (existing) ADSs for one (1) new ADS will occur automatically on the Effective Date, with the then-held ADSs being canceled and new ADSs being issued by the Depositary. The Company’s ADSs will continue to trade on Nasdaq under the same trading symbol “SVRE,” but with a new CUSIP number. Proportionate adjustments will be made to the exercise prices and the number of Shares represented by ADS underlying the Company’s outstanding equity awards, convertible notes, and warrants, as applicable. The Shares of the Company will not be affected by this change in the ADS ratio; no Shares will be issued or canceled in connection with the changes of the ADS Ratio and holders of the Company’s Shares will be unaffected by the new exchange ratio for ADSs.

No fractional new ADSs will be issued in connection with the change of the ADS ratio. Instead, fractional entitlements to new ADSs will be aggregated and sold by the Depositary and the net cash proceeds from the sale of the fractional ADS entitlements (after deduction of fees, taxes and expenses) will be distributed to the applicable ADS holders by the Depositary. As a result of the change of the ADS ratio, the Company’s ADS trading price is expected to increase proportionally, enhancing the suitability of the ADSs for trading on the Nasdaq, although the Company can give no assurance that the ADS trading price after the change of the ADS ratio will be equal to or greater than eighteen times the ADS trading price before the change.

Forward-Looking Statements

Certain statements in this current report are forward-looking within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding our ability to regain compliance with the Minimum Bid Requirement for continued listing on Nasdaq and other statements that are not statements of historical fact, and may be identified by words such as “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to, the risks detailed in the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 25, 2024 and in subsequent filings with the SEC. Forward-looking statements contained in this current report are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Incorporation by Reference

This Report on Form 6-K is hereby incorporated by reference into each of the Registrant’s Registration Statements on Form S-8 (File No. 333-274455) and Form F-3 (File No. 333-274458, 333-263338 and 333-269260), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SaverOne 2014 Ltd.

Date: October 23, 2024	By:	/s/ Ori Gilboa
		Name:	Ori Gilboa
		Title:	Chief Executive Officer

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